Exhibit 10.1

EXECUTION COPY

Transition and Advisory Agreement

This Transition and Advisory Agreement (this “Agreement”), dated as of January 26, 2024 (“Effective Date”), is by and among Randall Garutti (“Executive”), Shake Shack Inc., a company organized under the laws of the State of Delaware (“Shake Shack”) and SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Partnership” and, together with Shake Shack and any of the Affiliates of Shake Shack and the Partnership as may employ Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.       Executive and the Company are parties to that certain Amended and Restated Employment Agreement, entered into on October 23, 2018 (the “Employment Agreement”).

B.       Capitalized terms used in this Agreement that are not defined shall have the meanings ascribed to them as are set forth in the Employment Agreement.

C.       On December 5, 2023, pursuant to Section 4(b) of the Employment Agreement, Executive delivered a Notice of Termination (in reliance on the resignation without Good Reason provisions thereof) to the Company and the Board as the Company’s Chief Executive Officer and as a member of the Board, effective upon the earlier of (i) the employment commencement date of Executive’s successor as Chief Executive Officer (which shall be no earlier than March 16, 2024, unless the parties agree in writing otherwise) or (ii) May 24, 2024 (the earlier of (i) and (ii), the “Resignation Date”).

D.       The Board believes that it is in the best interests of the Company and its stockholders to establish an orderly transition of the duties and responsibilities of the role of the Chief Executive Officer from Executive to his successor.

E.       The Board therefore desires for Executive to continue to serve as Chief Executive Officer through the Resignation Date and in certain advisory capacities following the Resignation Date, and Executive has agreed to do so, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1.	Continued Employment & Board Service.

(a)       The Company shall continue to employ Executive, and Executive shall remain in the employ of the Company, pursuant to the terms of the Employment Agreement, in the positions set forth in Section 2(c) of the Employment Agreement, and upon the other terms and conditions set forth therein, until the Resignation Date, unless Executive’s employment is earlier terminated by the Company or Executive pursuant to Sections 4(a)(i) (termination due to Executive’s death), (ii) (termination due to Executive’s Disability), (iii) (termination by the Company for Cause), or (v) (resignation by Executive for Good Reason) of the Employment Agreement; provided, however, that Executive agrees in good faith not to resign without Good Reason prior to the Resignation Date. The period during which Executive remains employed by the Company from the date of this Agreement to the Resignation Date is referred to herein as the “Employment Period”.

(i)       During the Employment Period, Executive (A) shall continue to receive Executive’s Annual Base Salary in accordance with Section 3(a) of the Employment Agreement, (B) notwithstanding the provisions of Section 3(b) of the Employment Agreement (which require continuous employment through the applicable bonus payment date), shall receive a partial bonus for the first half of Fiscal Year 2024 (i.e., December 28, 2023 through June 26, 2024) in an amount equal to the product of (A) the actual bonus that Executive would otherwise have been entitled to receive for the first half of Fiscal Year 2024 absent Executive’s termination of employment on the Resignation Date, determined based on actual Company performance for the first half of Fiscal Year 2024 as determined by the Board in accordance with 3(b) of the Employment Agreement and (B) the ratio of (x) the number of days elapsed during the first half of Fiscal Year 2024 through the Resignation Date to (y) the number of days in the first half of Fiscal Year 2024 (which bonus shall be payable no later than August 31, 2024), (C) shall not be eligible for an Annual Equity Award for Fiscal Year 2024 pursuant to Section 3(c) of the Employment Agreement, (D) shall remain eligible for employee benefits and vacation and holiday allotment pursuant to Sections 3(d) and 3(e) of the Employment Agreement, (E) shall remain eligible for the business expense reimbursement and indemnification benefits pursuant to Sections 3(f) and 3(g) of the Employment Agreement (with such benefits continuing thereafter pursuant to the terms of the Employment Agreement), and (F) shall remain eligible for the Gross-Up Payment, Special Gross-Up Payment, Final Annual Gross-Up Amount, accountant and other fee reimbursement and Partnership payment benefits pursuant to Sections 3(h), 3(i), 3(j) 3(k) and 3(l) of the Employment Agreement (with such benefits continuing thereafter pursuant to the terms of the Employment Agreement, and, for the avoidance of doubt, which benefits shall also apply in respect of any income realized upon the settlement of the Eligible RSUs (as defined below)).

(ii)       In addition to the rights and benefits set forth in Section 1(a)(i) above, if the Resignation Date occurs after March 16, 2024, as consideration for Executive’s continued employment services from and after March 17, 2024 hereunder, the Company agrees to accelerate the vesting of the Restricted Stock Units awarded to Executive pursuant to the Company’s Incentive Award Plan, as amended, that would have vested if Executive was still employed at the Company through March 31, 2025 as set forth on Schedule 1 attached hereto (such RSUs, the “Eligible RSUs”). The acceleration of the Eligible RSUs, if any, shall not be subject to any other conditions and shall take effect on May 24, 2024. In the event the vesting of the Eligible RSUs is accelerated hereunder, the settlement of the Eligible RSUs shall occur within 30 days following May 24, 2024.

(b)       Executive shall continue to serve as a member of the Board during the Employment Period.

(c)       For the avoidance of doubt, Executive shall not have the ability to resign for Good Reason during the Employment Period solely as a result of the appointment of a new Chief Executive Officer of the Company during the Employment Period.

2.       Special Advisor Transition Services. Subject to the ultimate sentence in this Section 2 and Executive remaining employed with the Company through the Resignation Date, beginning on the date following the Resignation Date and, unless mutually agreed in writing by the parties, continuing until May 24, 2024 (such period, the “Special Advisory Period”), Executive shall become a “Special Advisor” and in such position shall make himself reasonably available to his successor, the Board, and the Company’s management team, both inside and outside of the office, for meetings, calls, and travel (both domestic and international), as necessary, to provide transition services reasonably requested by the Company’s Chief Executive Officer or Board, taking into account Executive’s personal and professional commitments, to facilitate a smooth transition of job responsibilities to Executive’s successor. Executive shall remain entitled to the expense reimbursement and indemnification provisions of the Employment Agreement during the Special Advisory Period.

If the Special Advisory Period begins on March 17, 2024, as full payment for Executive’s services after the Resignation Date and during the Special Advisory Period, the Company agrees to accelerate the Eligible RSUs. The acceleration of the Eligible RSUs shall not be subject to any other conditions and shall take effect on May 24, 2024. In the event the vesting of the Eligible RSUs is accelerated hereunder, the settlement of the Eligible RSUs shall occur within 30 days following May 24, 2024. Additionally, if Executive is as of the Resignation Date participating in, and thereafter elects to continue, coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the New York Insurance Law, each as amended (together, “COBRA”), Executive shall receive continued coverage for Executive and any eligible dependents under the Company group health benefit plans in which Executive and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Executive elects continuation coverage under COBRA, provided, that Employee submits to the Company evidence of Executive’s payments made to the COBRA administrator within sixty (60) days of any such payment, the Company will, within fifteen (15) days of each receipt of evidence, reimburse Executive for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other executive level employees at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 2(a); provided, however, that in the event Executive obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 2(a) shall immediately cease as of the date Executive is first enrolled in such other group health benefits.

Notwithstanding the foregoing, if the Resignation Date occurs on March 16, 2024, the Board shall determine, in its discretion, whether or not to engage Executive as a Special Advisor for the Special Advisory Period.

3.       Advisor Transition Services. Following the Special Advisory Period (or, if none, following the Resignation Date) and through the end of the 2024 Fiscal Year (such period, the “Advisory Period”), Executive shall make himself available to his successor and the Chairman of the Board in the same capacity that members of the Board currently serve Executive (an “Advisor”). As full payment for Executive’s services during the Advisory Period, the Company shall pay to Executive a monthly fee (pro-rated) equal to Ten Thousand Four Hundred Sixteen United States Dollars (US $10,416.00) payable in arrears promptly after the last day of each fiscal month during the Advisory Period, provided Executive shall remain entitled to expense reimbursement and indemnification during the Advisory Period.

4.       Governing Law; Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law, whether of the State of New York or any other jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the state court of New York located in New York County, or the federal courts of the United States of America for the Southern District of New York, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

5.       Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.       Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)       If to the Company:

Shake Shack Inc.

225 Varick Street, Suite 301

New York, NY 10014

Attn: Ronald Palmese, Jr., Chief Legal Officer

Email: rpalmese@shakeshack.com

Phone: 646-747-7241

(b)       If to Executive:

Randall Garutti
Email: randallgarutti@gmail.com

7.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.       Entire Agreement. The terms of this Agreement and the terms of the 2021 Restricted Stock Unit Agreement, 2022 Restricted Stock Unit Agreement, 2023 Restricted Stock Unit Agreement, and the Employment Agreement, as such agreements are modified by the terms of this Agreement (including but not limited to the restrictive covenants contain in Section 6 of the Employment Agreement), are intended by the parties hereto to be the final expression of their agreement with respect to Executive’s employment and post-employment transition services, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. To the extent of any conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall prevail, except to the extent that the terms of the Employment Agreement remain operative pursuant to this Agreement.

9.       Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Shake Shack and the Partnership and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of Shake Shack or the Partnership may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

10.       No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

11.       Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

12.       Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.       Section 409A. The parties hereto acknowledge and agree that any amounts payable hereunder are, subject to Section 20 of the Employment Agreement, intended to be exempt from Section 409A, but that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.

14.       Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company determines, in accordance with the Company’s Dodd-Frank Clawback Policy or any other compensation recoupment policy requires that Executive remit previously paid compensation to the Company, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Transition and Advisory Agreement on the date and year first above written, effective as of the Effective Date.

SHAKE SHACK

SHAKE SHACK INC.

BY:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

PARTNERSHIP

SSE HOLDINGS, LLC

BY:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

EXECUTIVE

BY:	/s/ Randall Garutti
Randall Garutti

Schedule 1

Eligible RSUs

Grant Name	Grant Date	Vest Date	Outstanding
2022 Annual Grant - 03.1.2022 - RSU	01-Mar-2022	01-Mar-2025	4,992
2023 Annual Grant - 03.1.2023 - RSU	01-Mar-2023	01-Mar-2025	6,571
2021 Annual Grant - 03.15.2021 - RSU	15-Mar-2021	15-Mar-2025	1,446

Total: 13,009